Exhibit 2.3

Execution Version

GUARANTEE

OF

INTERNATIONAL SEAWAYS, INC.

GUARANTEE, dated as of April 18, 2018 (this “Guarantee”), by International Seaways, Inc. a corporation incorporated and existing under the Laws of the Republic of the Marshall Islands (“Purchaser Guarantor”), in favor of Euronav MI Inc., a corporation incorporated and existing under the Laws of the Republic of the Marshall Islands (the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Stock Purchase Agreement (as defined below), except as otherwise provided herein.

1.    Guarantee. To induce the Guaranteed Party to enter into the Stock Purchase Agreement, dated as of April 18, 2018 (as amended from time to time in accordance with its terms, the “Stock Purchase Agreement”), by and among Euronav NV, a corporation incorporated and existing under the laws of the Kingdom of Belgium, the Guaranteed Party and Seaways Holding Corporation, a corporation incorporated and existing under the Laws of the Republic of the Marshall Islands (“Purchaser”), Purchaser Guarantor hereby unconditionally and irrevocably guarantees to the Guaranteed Party the payment in full when due of all amounts payable by Purchaser pursuant to the Stock Purchase Agreement (including payment of any Adjustment in accordance with Section 1 of the Stock Purchase Agreement) and performance of the Purchaser thereunder (such amounts if and when payable and such performance obligations, the “Purchaser Obligations”); provided that (a) Purchaser Guarantor shall have all defenses to the payment of its obligations under this Guarantee that would be available to Purchaser under the Stock Purchase Agreement (including non-satisfaction of any of the conditions set forth in Section 5.1 thereof) and (b) if, following the Closing, the Guaranteed Party is obligated to pay Purchaser an Adjustment in accordance with Section 1 of the Stock Purchase Agreement and Purchaser Guarantor shall have previously made a payment to the Guaranteed Party under this Guarantee, the amount of the Adjustment shall first be paid to Purchaser Guarantor until Purchaser Guarantor shall have been reimbursed fully for its payment under this Guarantee and then the remainder of such Adjustment shall be made to Purchaser.

2.    Nature of Guarantee.  Purchaser Guarantor agrees that the guarantee contemplated by this Guarantee is a guarantee of payment and not of collection. To the fullest extent permitted by applicable Law, Purchaser Guarantor waives presentment to, demand of payment from and protest to any other Person of the Purchaser Obligations, and also waives promptness, diligence, notice of acceptance of this Guarantee and of the Purchaser Obligations and notice of protest for nonpayment.

3.    Guarantee Absolute. Subject to Section 1(a) of this Guarantee, the liability of the Purchase Guarantor under this Guarantee shall be irrevocable, absolute and unconditional irrespective of, and the Purchase Guarantor hereby irrevocably waives any defenses it may now or hereafter acquire in any way relating to, any or all of the following: (a) any illegality, lack of validity or unenforceability of any Purchaser Obligation; (b) any amendment, supplement, waiver or consent to departure from the terms of any Purchaser Obligation, including any renewal or extension of the time of payment or change in the manner or place of payment; (c) any change in the corporate existence, structure or ownership of the Purchaser or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Purchaser or any of its assets or any resulting release or discharge of any Purchaser Obligation; and (d) the existence of any claim, set-off or other right that the Purchase Guarantor may have at any time against the Guaranteed Party.

4.    Representations and Warranties. Purchaser Guarantor hereby represents and warrants to the Guaranteed Party that:

(a)       Purchaser Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of the Marshall Island;

(b)       Purchaser Guarantor has the power and authority to execute and deliver this Guarantee and to perform its obligations hereunder;

(c)       the execution, delivery and performance of this Guarantee by Purchaser Guarantor have been duly authorized by all necessary action on the part of Purchaser Guarantor and do not (i) contravene, conflict with or result in any violation of or constitute a breach of any provision of Purchaser Guarantor’s articles of incorporation, the by-laws or other organizational documents, (ii) contravene, conflict with or result in a violation or breach of any applicable Laws or governmental Orders binding on Purchaser Guarantor or its assets or (iii) contravene, conflict with or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other Liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem or modify, with or without notice or lapse of time or both, any material Contract to which Purchaser Guarantor or any of its Affiliates is a party or is bound;

(d)       this Guarantee constitutes a legal, valid and binding obligation of Purchaser Guarantor, enforceable against Purchaser Guarantor in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law); and

(e)       Purchaser Guarantor is not a party to, subject to or bound by any agreement or Order that would prevent the execution or delivery of this Guarantee by Purchaser Guarantor.

5.    Limitation. Notwithstanding any other provision of this Guarantee, the maximum aggregate Liability of Purchaser Guarantor under this Guarantee shall under no circumstances exceed the Purchase Price.

6.    Notices. All notices and other communications hereunder shall be given by the means specified by the Stock Purchase Agreement (and shall be deemed given as specified therein), as follows:

if to Purchaser Guarantor, to:

International Seaways, Inc.

c/o International Seaways Ship Management LLC

600 Third Avenue 39th Floor

New York NY, 10016

Attention:	General Counsel

Email: LegalDepartment@intlseas.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton

1 Liberty Plaza

New York NY, 10003

Attention:	Neil Q. Whoriskey and Paul M. Tiger

Email: nwhoriskey@cgsh.com and ptiger@cgsh.com

if to the Guaranteed Party, to:

Euronav NV

De Gerlachekaai 20

2000, Antwerp, Belgium

Attention:	Egied Verbeeck, General Counsel
An Goris, Secretary General

Facsimile No.: +32 (3) 247-4409

Email: legal@euronav.com

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention:	Gary Wolfe and Michael S. Timpone

Email: wolfe@sewkis.com and timpone@sewkis.com

7.    Confidentiality. This Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Stock Purchase Agreement. This Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of Purchaser Guarantor; provided that no such written consent shall be required for disclosures by the Guaranteed Party to the extent required by applicable Law or the applicable rules of any stock exchange.

8.    Entire Agreement. This Guarantee constitutes the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior negotiations, commitments, agreements and understandings among them with respect thereto, except for the Stock Purchase Agreement and the other agreements referred to therein.

9.    Amendments; Waiver. This Guarantee may be amended, and compliance with any provision of this Guarantee may be omitted or waived, only by the written agreement of Purchaser Guarantor and the Guaranteed Party.

10. Counterparts. This Guarantee may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement. Delivery of an executed copy of this Guarantee by facsimile or electronic transmission shall be deemed as effective as delivery of an originally executed copy.

11.  Assignment; Third party Beneficiaries. The provisions of this Guarantee shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, but neither this Guarantee nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties and any purported assignment in violation hereof shall be void. The terms and conditions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assignees, and it is not the intention of the parties to confer third party beneficiary rights on any Person.

12.  Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.  Governing Law. This Guarantee will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

14.  Jurisdiction. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY OR IN THE FEDERAL SOUTHERN DISTRICT IN THE STATE OF NEW YORK AND ANY APPELLATE COURT THEREFROM LOCATED IN NEW YORK, NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS GUARANTEE, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

15.  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Guarantee as of the date first written above.

Purchaser GUARANTOR:

INTERNATIONAL SEAWAYS, INC.

By:	/s/ Lois K. Zabrocky
Name: Lois K. Zabrocky
Title: President and Chief Executive Officer

ACCEPTED BY:

GUARANTEED PARTY:

EURONAV MI INC.

By:	/s/ Hugo De Stoop
Name: Hugo De Stoop
Title: Director